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                              MIDLANTIC CORPORATION

                   Midlantic Annual Incentive and Bonus Plan

                            (Approved July 21, 1993)



1. The purpose of the Midlantic Annual Incentive and Bonus Plan is to promote the success of Midlantic Corporation and its affiliated companies (collectively, the "Company") by providing an incentive, through the allocation and payment of cash bonuses and other incentive compensation on an annual basis ("incentive compensation"), to key employees of the Company, to encourage key employees to remain in the employ of the Company and to increase the personal interest of key employees in the continued success and progress of the Company.


2. This Plan shall be administered by the Executive Compensation Committee of the Board of Directors of Midlantic Corporation (the "Committee"). In administering the Plan, the Committee shall have the duties, responsibilities and powers set forth in this Plan.


3.  The Committee shall determine from time to time


     the key employees for the purposes of this Plan,


     the amount of incentive compensation, if any, that shall be available for allocation and payment under this Plan to key employees,


     the performance criteria that should be achieved in order for incentive compensation to be paid,


     whether such performance criteria have been achieved,


     the allocation of incentive compensation among key employees,


     the manner and terms and conditions, if any, of payment of the incentive compensation. and all other matters with respect to the Plan.










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In so doing, the Committee shall make determinations with respect to the Company as a whole, and it may, to the extent the Committee deems it advisable, make determinations with respect to individual business units or functional areas of the Company, whether or not the business unit or functional area is constituted as a separate legal entity.


4. Notwithstanding anything in this Plan to the contrary, to the extent that the Committee determines that any incentive compensation is to be paid under this Plan in stock, stock options, or stock appreciation rights ("stock based compensation"), such stock based compensation shall be paid under, subject to, and in all respects consistent with, the Midlantic Incentive Stock and Stock Option Plan (1986) or any other similar plan of the Company (a "Company stock plan") and any decision of the Committee with respect to stock based compensation shall be deemed to be made only under a Company stock plan and not pursuant to this Plan.


5. The Committee may delegate to a specified officer or officers of the Company any of its duties, responsibilities and powers under this Plan. However, the Committee may not delegate to any officer any determination with respect to such officer's own incentive compensation under this Plan.


6. All determinations under this Plan by the Committee (or by an officer or officers to whom the determination has been duly delegated) shall be conclusive and binding on all affected employees of the Company.


7. This Plan may be amended, suspended or discontinued at any time by the Board or the Committee.


8. This Plan and any action or determination taken hereunder shall not confer upon any employee the right to be retained in the employ of the Company or to continue to be a key employee for the purposes of this Plan.


9. This Plan shall not be deemed an exclusive method of providing incentive compensation for the officers and employees of the Company, nor shall it preclude the Board of Directors of the Company or a duly authorized committee

















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or officers from authorizing or approving other forms of incentive compensation.
In addition, to the extent other Company compensation plans or resolutions of the Board of Directors of Midlantic Corporation or of a board of directors of an affiliated company require additional authorizations and approvals for the payment of compensation, nothing in this Plan is intended to supersede those requirements.